THE PRUDENTIAL (LOGO)


GROUP INSURANCE CONTRACT



CONTRACT HOLDER:    [THE A.B.C. COMPANY, INC.]

GROUP CONTRACT NO.: [GV-XXXXX]


Prudential will provide or pay the benefits described in the Group Insurance Certificate(s) listed in the Schedule of Plans of the Group Contract, subject to the Group Contract's terms. This promise is based on the Contract Holder's application and payment of the required premiums.

All of the provisions of the Group Insurance Certificate(s), attached to and made a part of the Group Contract, apply to the Group Contract as fully set forth in the Group Contract.

The Group Contract takes effect on the Contract Date, if it is duly attested under the Group Contract Schedule. It continues as long as the required premiums are paid, unless it ends as described in its General Rules.

The Group Contract is delivered and is governed by the laws of the Governing Jurisdiction.





               Secretary                     President


89759                                             [A]
COV 8000

GROUP CONTRACT SCHEDULE


CONTRACT DATE: [January 1, 19XX]

CONTRACT ANNIVERSARIES:  [January 1 of each year, beginning in 19XX]

PREMIUM DUE DATES:  The Contract Date, and the first Business Day of each
                    Contract Month beginning with [February, 19XX]

GOVERNING JURISDICTION:  The State of New York

[ASSOCIATED COMPANIES:   The D.E.F. Company]





                       ___________________________________


TABLE OF CONTENTS (AS OF CONTRACT DATE): The Group Contract includes these forms with a 89759 prefix: [COV 8000, GCS 8000, SPR 8000, GR 8000, SCH 8000, APP
8000].









ATTEST:___________________________




89759                                             [A]
GCS 8000

[INCLUDED EMPLOYERS

Included Employers under the Group Contract are the Contract Holder and its Associated Companies, if any.

Associated Companies are employers who are the Contract Holder's subsidiaries or affiliates and are listed in the Group Contract Schedule.

An Employee of more than one Included Employer will be considered an Employee of only one if those employers for the purpose of this Insurance. That Employee's service with all other Included Employers will be treated as service with that one.

On any date when an employer ceases to be an Included Employer, the Group Contract will be considered to end for Employees of that employer. This applies to all of those Employees except those who, on the next day, are still within the Covered Classes of one or more Schedules of Benefits of the Group Contract as Employees of another Included Employer.

The Contract Holder must let Prudential know, in writing, when an employer listed as an Associated Company is no longer one of its subsidiaries or affiliates.]





89759                                             [B]
GCS 8000

MORTALITY TABLE

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE (COI) PER $1,000 OF NET AMOUNT AT
     RISK BY ATTAINED AGE


1980 Commissioners Extended Term - Male - Age Last Birthday



      Attained                                         Attained                                         Attained
           Age            COI/1000                         Age            COI/1000                          Age            COI/1000
            0               $0.285                          34              $0.233                           67              $3.444
            1               $0.148                          35              $0.243                           68              $3.754
            2               $0.145                          36              $0.256                           69              $4.096
            3               $0.143                          37              $0.270                           70              $4.482
            4               $0.140                          38              $0.290                           71              $4.922
            5               $0.136                          39              $0.314                           72              $5.425
            6               $0.132                          40              $0.342                           73              $5.995
            7               $0.128                          41              $0.371                           74              $6.619
            8               $0.125                          42              $0.402                           75              $7.286
            9               $0.124                          43              $0.437                           76              $7.984
           10               $0.125                          44              $0.473                           77              $8.707
           11               $0.130                          45              $0.513                           78              $9.460
           12               $0.139                          46              $0.555                           79             $10.266
           13               $0.152                          47              $0.599                           80             $11.152
           14               $0.166                          48              $0.647                           81             $12.143
           15               $0.181                          49              $0.700                           82             $13.261
           16               $0.195                          50              $0.758                           83             $14.499
           17               $0.206                          51              $0.827                           84             $15.830
           18               $0.214                          52              $0.903                           85             $17.223
           19               $0.219                          53              $0.989                           86             $18.656
           20               $0.221                          54              $1.084                           87             $20.121
           21               $0.221                          55              $1.188                           88             $21.616
           22               $0.219                          56              $1.297                           89             $23.150
           23               $0.216                          57              $1.413                           90             $24.747
           24               $0.213                          58              $1.536                           91             $26.445
           25               $0.208                          59              $1.671                           92             $28.322
           26               $0.206                          60              $1.820                           93             $30.564
           27               $0.205                          61              $1.989                           94             $33.580
           28               $0.204                          62              $2.180                           95             $38.118
           29               $0.206                          63              $2.393                           96             $45.608
           30               $0.208                          64              $2.629                           97             $58.608
           31               $0.213                          65              $2.884                           98             $80.725
           32               $0.218                          66              $3.156                           99             $83.333
           33               $0.225

89759                                             [A]
SPR 8000

GENERAL RULES


A. PREMIUMS - GRACE PERIOD.

Premiums are to be paid by [the Contract Holder] to Prudential. Each may be paid at the Prudential Office listed below, or to one of its authorized agents. Premiums are due on each Premium Due Date stated in the Group Contract Schedule. The [Contract Holder] may pay each premium, other than the first, within 31 days of the Premium Due Date without being charged interest. Those days are known as the grace period.

     All notices and payments to Prudential under this Group Contract will be deemed received when they are received at the following address:

          The Prudential
          [56 Livingston Ave.
          Roseland, New Jersey  07068]


B. PREMIUM AMOUNTS.

All premiums for the Insurance are due on each Premium Due Date while this Contract is in force. The premium due on each Premium Due Date is the sum of all contribution amounts made by [Employees] for Covered Persons under the Insurance.


C. CHANGES IN CHARGES AND INVESTMENT OPTIONS.

Mortality Charges, Expense Charges, Administration Charges and Investment Charges in effect on the Contract Date and Investment Options available to [Employees] on the Contract Date are shown in the Specifications Page of the Certificate applicable to the Covered Classes. Prudential has the right to make the following changes:

(1) Prudential may change the Mortality Charges, Expense Charges and Administration Charges, as of these dates:

     (a)  Any Premium Due Date; and

     (b) Any date that an [employer] becomes or ceases to be an Included [Employer]; and



89759                                             [A]
GR 8000

     (c) Any date that the extent or nature of the risk under the Group Contract is changed: (i) by amendment; or (ii) by reason of any provision of law or any governmental program or regulation; or (iii) by termination of, or any change in, benefits not in this Group Contract, but considered in determining the Charges for this Group Contract.

     But, unless an amendment to the Group Contract states otherwise, (a) above will not be used to change Mortality Charges, Expense Charges or Administration Charges before the first Contract Anniversary.

(2) Prudential may change any of the the limits that apply to transfers, partial withdrawals, surrenders and loans. These changes may apply to contributions to investment options made both before and after the change takes effect. These changes must be at least 90 days apart. Before Prudential makes any of these changes, it will give the Contract Holder at least 90 days advance notice.

     Prudential may also change the Investment Service Fee at any time.



D. DIVIDENDS.

Prudential will determine the share, if any, of its divisible surplus allocable to this Group Contract as of each Contract Anniversary, if the Group Contract stays in force by the payment of all required premiums to that date. The share will be credited to this Group Contract as a dividend as of that date. If this Group Contract ends on a date other than a Contract Anniversary, the share, if any, will be determined and credited to this Group Contract as a dividend as of that date.

Each dividend will be paid to the Contract Holder in cash, unless the Contract Holder asks that it be applied toward the premium then due.

Prudential's sole liability as to any dividend is as set forth above.

NON-PROFIT CLAUSE: This applies if the aggregate dividends under this Group Contract and any other group contract(s) of the Contract Holder exceed the aggregate payments toward their cost made from the Contract Holder's own funds. The Contract Holder will see that an amount equal to the excess is applied for the benefit of insured persons.


89759                                             [B]
GR 8000

E. END OF THIS GROUP CONTRACT.

DURING OR AT END OF GRACE PERIOD - FAILURE TO PAY PREMIUM: If any premium for the Insurance is not paid by the end of its grace period, this Group Contract will end when that period ends. But, the Contract Holder may write to Prudential[, at least 90 days in advance, to ask that this Group Contract be ended at the end of a period of time for which premiums have been paid.] Then this Group Contract will end on the date requested.

ON A PREMIUM DUE DATE - FAILURE TO MAINTAIN INSURING CONDITIONS: On any Premium Due Date, Prudential may end the Group Contract if: [(1) the aggregate Face Amount of insurance under all Certificates issued to covered Employees; or (2) the number of Certificates issued; falls below the minimum set by Prudential. But, to do so, Prudential must give the Contract Holder and insured Employees notice at least 90 days in advance.]


F. [EMPLOYEE'S] CERTIFICATE.

Prudential will give the Contract Holder an individual Certificate to be given to each [Employee]. It will describe the extent of the [Employee's and the Employee's dependents] coverage under this Group Contract. It will include (1) to whom Prudential pays benefits, (2) any protection and rights when insurance ends, and (3) claim rights and requirements.


G. RECORDS - INFORMATION TO BE FURNISHED.

Either the Contract Holder or Prudential , as they agree, will keep a record of the [Employees] covered under the Insurance. It will contain the key facts about their insurance.

At the times set by Prudential, the Contract Holder will send the data required by Prudential to perform its duties under the Group Contract, and to determine the charges due. All records of the Contract Holder which bear on the insurance must be open to Prudential for its inspection at any reasonable time.

Prudential will not have to perform any duty that depends on such data before it is received in a form that satisfies Prudential. The Contract Holder may correct wrong data given to Prudential, if


89759                                             [C]
GR 8000

Prudential has not been harmed by acting on it. [An Employee's or Employee's dependents] insurance will not be made invalid by failure of the Contract Holder, due to clerical error, to record or report the [Employee] for that insurance.


H. THE CONTRACT - INCONTESTABILITY OF THE CONTRACT.

The entire Group Contract consists of: (1) the forms shown in the Table of Contents as of the Contract Date; (2) any amendments or endorsements to the Group Contract; (3) the Contract Holder's application, a copy of which is attached to the Group Contract; and (4) the individual applications of the persons insured. All statements made by the Contract Holder will be deemed representations and not warranties.

There will be no contest of the validity of the Group Contract, except for not paying premiums, after it has been in force for one year.

The Group Contract may be amended, at any time, without the consent of the insured [Employees] or of anyone else with a beneficial interest in it. This can be done through written request made by the Contract Holder and agreed to by Prudential. But an amendment will not affect a claim incurred before the date of change.

Only an officer of Prudential has authority: to waive any conditions or restrictions of the Group Contract; or to extend the time in which charges may be paid; or to make or change a contract; or to bind Prudential by a promise or representation or by information given or received. An agent of Prudential is not an officer.

No change in this Group Contract is valid unless shown in:

(1)  an endorsement on it signed by an officer of Prudential; or
(2) an amendment to it signed by the Contract Holder and by an officer of Prudential.

However, if the Group Contract is changed automatically in accordance with Section J., the change may be made in an amendment to the Group Contract that is signed only by an officer of Prudential.


I. AGE ADJUSTMENT.

If an age is used to determine the Mortality Charges for [an Employee's or dependent's] Insurance, and the age is found to be in error, the Mortality Charge for that amount of insurance


89759                                             [D]
GR 8000
will then be adjusted to reflect the correct age. If this adjustment results in a change in the amount of Mortality Charge, any difference between the premium paid to cover that Mortality Charge and the amount required to cover that Mortality Charge on the basis of the correct age will be paid as follows:

(1) If the adjustment results in an increased premium, the difference will be paid by the Contract Holder when notified by Prudential.

(2) If the adjustment results in a decreased premium, the difference will be refunded by Prudential.


J. CONFORMITY WITH LAW.

To receive tax treatment accorded to life insurance under federal law, the Insurance must qualify under Internal Revenue Code or successor law. To make sure the Insurance qualifies, Prudential reserves the right: (a) to refuse contributions which would cause the Group Contract to fail to so qualify; and
(b) to make changes in the Group Contract or to make distributions from the Contract Funds to [Employees] to the extent needed to continue to qualify as life insurance.

If the provisions of the Group Contract do not conform to the requirements of any state or federal law or regulation that applies to it, the Group Contract is automatically changed to conform to the requirements of that law or regulation.

The Contract Holder will be given written notice of such changes.



89759                                             [E]
GR 8000

COMBINATION OF EXPERIENCE


Group Contract [GV-XXXXX, and Group Policy No. G-XXX
(Called "Group Contracts" below)]

The Group Contracts [will be] treated as one, [GT-XXXXX], for this purpose: to determine the share, if any, of Prudential's divisible surplus allocable to the Group Contracts.


         --------------------------------------------------------------

89759
CMB 8000

AMENDMENT TO GROUP CONTRACT NO [GV-XXXXX]

Effective Date:     [January 1, 19XX]


[By their signatures below, the] Contract Holder and Prudential agree that the Group Contract is changed as follows:

     [The Schedule of Plans (Form 89759 SCH 8000) is replaced by the Schedule of Plans attached hereto and bearing an effective date of January 1, 19XX.]








                                   [THE A.B.C. COMPANY, INC.
                                   -------------------------------------------
                                   (FULL OR CORPARATE NAME OF CONTRACT HOLDER


             JANUARY 22, 19XX      BY             JOHN DOE, VICE PRESIDENT
          ------------------------   -----------------------------------------



Witness         Richard Roe
       ---------------------------

Roseland, N. J. January 28, 19XX        THE PRUDENTIAL INSURANCE COMPANY OF
----------------------------------      AMERICA


Attest:          Mary Poe               By
       ---------------------------        -----------------------------------
                                                  Assistant Secretary]

89759
AMD 8000

APPLICATION TO


The Prudential Insurance Company of America (Prudential)

For Group Contract No. [GV-XXXXX]




Applicant:     [THE A.B.C. COMPANY, INC.],

Address:       [New York, New York]


The Group Contract is approved and its term are accepted.

This Application is made in duplicate. One is attached to the Group Contract. The other is to be returned to Prudential.

It is agreed that this Application replaces any prior application for the Group Contract.


                                        [THE A.B.C. COMPANY, INC.]
                                        --------------------------------------
                                        (Full or Corporate Name of Applicant)

Dated at [New York, New York]           By
         -------------------------         -----------------------------------
                                                (Signature and Title)


On                                      Witness
   -------------------------------             -------------------------------
                                        (To be signed by Resident Agent, where
                                        required by law)



89759                                             [A]
APP 8000

SCHEDULE OF PLANS

EFFECTIVE: [January 1, 19XX]

GROUP CONTRACT NO.: [GV-XXXXX]



This Schedule of Plans sets forth the Plan of Benefits that applies to each Covered Class under the Group Contract listed below as of the Effective Date. The Plan of Benefits for a Covered Class is determined by: (1) the Group Insurance Certificates that apply to the Covered Class; and (2) any modification to those Certificates, provided the modification is included in an amendment to the Group Contract. A copy of each Certificate and any modification to it are attached to the Group Contract and are made a part of it.

[(1) COVERED CLASS:

     All Employees of the A.B.C. Company who are less than age 75.

PLAN OF BENEFITS THAT APPLIES TO THIS CLASS:

     The Variable Universal Life Coverage described in the Group Certificate:

     (a)  Prepared for Group Contract No. GV-XXXXX;

     (b)  With the Program Date of January 1, 19XX.]



89750                                             [A]
SCH 8000